Exhibit 99.1

HAMPSHIRE GROUP, LIMITED

STOCK SYMBOL: HAMP.PK

CONTACT:           Berns Communications Group, LLC
Jessica Liddell / Melissa Jaffin
(212) 994-4660

HAMPSHIRE REPORTS FIRST QUARTER 2012 RESULTS

New York, NY, May 15, 2012… Hampshire Group, Limited (OTC Markets: HAMP.PK, www.hamp.com today announced its results for the three months ended March 31, 2012 and filed its quarterly report on Form 10-Q. This press release should be read in conjunction with the filed quarterly report referred to in this release.

"Having made considerable strides in repositioning our business in 2011, we continued to gain traction in our new business model during the first quarter," said Heath L. Golden, President and CEO of Hampshire Group. "By expanding our business beyond traditional sweaters, we have positioned the Company as a growth-oriented, vertically integrated and diversified sportswear company, thereby enhancing and deepening our retail relationships and meaningfully decreasing our seasonality, as evidenced by a significant increase in net sales for the quarter. We recently effectuated additional cost reductions, which will help to accelerate our progress toward improved financial results in 2012. While the full impact of these efforts combined with our revenue growth opportunities may not be reflected in our overall 2012 results, we are confident in our strategy and look forward to reaping the benefits that will come from leveraging our design capabilities and customer relationships across our growing platforms."

First Quarter 2012 Highlights:
•	Signed multi-year licensing agreement with Dockers® for its men’s “good” category tops in the U.S.
•	Announced licensing agreement with Panama Jack for a new line of lifestyle clothing for men including outerwear, pants and shorts, button-down shirts, t-shirts and swimwear.

Results of Continuing Operations
Net sales increased to $22.6 million for the three months ended March 31, 2012 compared with $3.5 million for the same period last year. The $19.1 million increase in net sales over the same period last year was due to the inclusion of net sales of $18.8 million of Rio Garment, which was acquired in the third quarter of 2011. Rio sells a higher volume of units at a lower price point than Hampshire Brands. Hampshire Brands net sales remained comparable to the prior year period.

Gross profit for the three months ended March 31, 2012 was $3.8 million compared with $0.7 million for the same period last year and primarily reflected the increase in net sales attributable to Rio. Commensurate with the acquisition of Rio, cost of goods sold increased to $18.8 million for the three months ended March 31, 2012 from $2.8 million for the three months ended April 2, 2011.
For the three months ended March 31, 2012, the Company had a loss from continuing operations of $5.3 million compared to a $3.7 million loss for the same period last year. The $1.6 million increase is primarily the result of an increase in overall gross profit of $3.1 million offset by $3.1 million of selling, general and administrative expenses attributable to Rio and $1.7 million of residual overhead costs incurred during the current quarter that remained after the sale of the women’s division in 2011.

Subsequent to the first quarter of 2012, and based on the knowledge gained through operating under our new business model over the last two quarters, we announced a cost savings plan primarily related to workforce reduction. We expect this plan will provide annualized savings of approximately $1.0 million in compensation costs. In addition to the workforce reduction, we have identified other cost savings that are designed to streamline our operations and to better align our operations with our go-forward business strategy.

The Company is providing earnings before income taxes, interest, depreciation and amortization (“EBITDA”) and adjusted EBITDA as an additional means to exclude one-time charges for comparative purposes. For the three months ended March 31, 2012 and April 2, 2011, the Company had negative EBITDA of $3.9 million and $4.3 million, respectively. For the three months ended March 31, 2012, the Company had negative Adjusted EBITDA of $4.3 million compared to negative $2.7 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the three months ended March 31, 2012, was $0.80, compared to a basic and diluted loss per share of $0.67 for the same period last year.

On March 31, 2012, cash and cash equivalents totaled $26.3 million, compared with $36.5 million on April 2, 2011. The Company’s working capital related to continuing operations was $31.9 million at March 31, 2012 compared with $40.9 million at April 2, 2011. As of March 31, 2012, the Company had no outstanding borrowings from its credit facility with $0.7 million of availability and $26.3 million of cash and cash equivalents that is not included in the availability calculation.

About Hampshire Group
Hampshire Group, Limited, along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; our stockholders’ rights plan potentially adversely affecting existing stockholders; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; and energy and fuel costs are subject to adverse fluctuations and volatility.
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Hampshire Group, Limited and Subsidiaries
Selected Financial Data

	Three Months Ended
(In thousands, except per share data)	March 31, 2012	April 2, 2011
Net sales	$ 22,592	$ 3,511
Cost of goods sold	18,764	2,780
Gross profit	3,828	731
Selling, general and administrative expenses	9,071	4,277
Loss from operations	(5,243)	(3,546)
Other income (expense):
Interest income	—	1
Interest expense	(71)	(77)
Other, net	20	(4)
Loss from continuing operations before income taxes	(5,294)	(3,626)
Income tax provision	46	69
Loss from continuing operations	(5,340)	(3,695)
Income (loss) from discontinued operations, net of taxes	386	(1,302)
Net loss	$ (4,954)	$ (4,997)
Basic loss per share:
Loss from continuing operations	$ (0.80)	$ (0.67)
Income (loss) from discontinued operations, net of taxes	0.06	(0.23)
Net loss	$ (0.74)	$ (0.90)
Diluted loss per share:
Loss from continuing operations	$ (0.80)	$ (0.67)
Income (loss) from discontinued operations, net of taxes	0.06	(0.23)
Net loss	$ (0.74)	$ (0.90)

Basic and diluted weighted average number of common shares outstanding	6,671	5,554

SELECTED BALANCE SHEET DATA: (excluding discontinued operations)
Cash and cash equivalents	$ 26,307	$ 36,482
Restricted cash	$ —	$ 1,813
Accounts receivable, net	$ 3,611	$ 1,495
Borrowings under credit facility	$ —	$ 36
Working capital	$ 31,938	$ 40,898

NON GAAP RECONCILIATION:
Net loss	$ (4,954)	$ (4,997)
Income tax provision	46	69
Interest expense, net	71	76
Depreciation and amortization	926	512
EBITDA	(3,911)	(4,340)
Acquisition costs	—	370
(Income) loss from discontinued operations, net of taxes	(386)	1,302
Adjusted EBITDA	$ (4,297)	$ (2,668)
The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.